Exhibit 99.1

SECOND AMENDMENT TO THE

WEINGARTEN REALTY INVESTORS

AMENDED AND RESTATED 2010 LONG-TERM INCENTIVE PLAN

This Second Amendment (this "Amendment") to the Weingarten Realty Investors Amended and Restated 2010 Long-Term Incentive Plan, as amended from time to time (the "Plan"), is made effective as of April 26, 2021 (the "Amendment Effective Date" ), by Weingarten Realty Investors, a Texas real estate investment trust (the "Company"), subject to approval by the Company's shareholders.

WHEREAS, the Company established the Plan, originally effective as of May 6, 2010 and amended by the First Amendment thereto effective as of April 24, 2018, under which the Company is authorized to grant Awards to Participants;

WHEREAS, Section 1.13 of the Plan provides that the Board may amend the Plan to increase the total number of Shares with respect to which awards may be made under the Plan with approval of shareholders, if shareholder approval of such amendment is a condition of Rule 16b-3 or its successor rule or statute, the Code or any exchange or market system on which the Shares are listed at the time such amendment is adopted; and

WHEREAS, the Board now desires to amend the Plan in the manner contemplated hereby, subject to approval by the Company’s shareholders, to increase the number of Shares available for grant under the Plan by 1,200,000 Shares.

NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date, subject to approval by the Company's shareholders, as set forth below:

1.Section 1.6 of the Plan is hereby deleted and replaced in its entirety with the following:

"1.6Shares Subject to the Plan.  The Shares with respect to which awards may be made under the Plan shall be either authorized and unissued shares or issued and outstanding shares (including, in the discretion of the Committee, shares purchased in the stock market).  Subject to the provisions of Section 1.10, the number of Shares available under the Plan for the grant of Awards shall not exceed 5,200,000 shares in the aggregate.  If, for any reason, any Award under the Plan or any portion of the Award, shall expire, terminate or be forfeited or cancelled, or be settled in cash pursuant to the terms of the Plan and, therefore, any such shares are no longer distributable under the Award, such Shares shall again be available for award under the Plan."

2.The Plan shall remain in full force and effect, binding on the parties and unmodified except as expressly provided herein.

3.Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

IN WITNESS WHEREOF, the Company has caused the execution of this Amendment by its duly authorized officer, effective as of the Amendment Effective Date.

WEINGARTEN REALTY INVESTORS, a Texas real estate investment trust

By:	/s/ Stephen C. Richter
Stephen C. Richter
Executive Vice President and Chief
Financial Officer